Exhibit 99.1

Contact:	Roger Pondel
PondelWilkinson Inc.
(310) 279-5980

LANNETT ANNOUNCES PRELIMINARY FINANCIAL RESULTS

FOR FISCAL 2013 SECOND QUARTER

—NET SALES AND EPS UP SHARPLY FROM PRIOR YEAR PERIOD—

—COMPANY TO REPORT FULL FINANCIAL RESULTS, HOST CONFERENCE CALL,

ON THURSDAY, FEBRUARY 7—

Philadelphia, PA — January 31, 2013 — Lannett Company, Inc. (NYSE MKT: LCI) today announced that it expects to report net sales of approximately $36 million and diluted earnings per share between $0.08 and $0.10 for its fiscal 2013 second quarter ended December 31, 2012.  For the prior year second quarter, net sales were $27.7 million and diluted earnings per share were $0.02.  The company said the improved performance was driven by strong sales of existing and new products, solid gross margin and lower than anticipated operating expenses.

Lannett will report full results for its fiscal 2013 second quarter Thursday, February 7, 2013 after the market closes and will host a conference call that same afternoon at 4:30 p.m. Eastern (1:30 p.m. Pacific) to review the company’s performance and answer questions.

The conference call will be available to interested parties by dialing 866-813-5647 from the U.S. or Canada, or 847-619-6249 from international locations, passcode 34177997.  The call will also be available through a live, listen-only audio broadcast via the Internet at www.lannett.com.  Listeners are encouraged to visit the website at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.  A playback of the call will be archived and accessible on the same website for three months.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the reporting of its preliminary financial results, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of U.S. Food and Drug Administration or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in Lannett’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent Lannett’s judgment as of the date of this news release. Lannett disclaims any intent or obligation to update these forward-looking statements.

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